CONTACT:

Bruce Zurlnick

Leigh Parrish/Caren Barbara

Senior Vice President and

Media Contact: Melissa Merrill

Chief Financial Officer

Financial Dynamics

Finlay Enterprises, Inc.

(212) 850-5600

(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS 11.6% INCREASE IN TOTAL SALES FOR THE FIRST QUARTER

Comparable Store Sales up 8.1%

New York, NY, May 10, 2007-- Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, announced today that total sales for the first quarter ended May 5, 2007 increased 11.6% to $166.6 million compared to $149.3 million in the first quarter of fiscal 2006, on a continuing operations basis.  Specialty jewelry stores consisting of Carlyle and Congress contributed sales of $27.2 million in the quarter, as compared to $17.5 million in the same period last year.

Comparable store sales (stores open for the same months during the comparable period) for the first quarter increased 8.1%.  The Company estimates the calendar shift associated with Mother’s Day coming a week earlier this year had an approximate 3% to 4% positive impact on first quarter comparable store sales and will negatively impact second quarter sales by a similar amount.

Total sales for the first quarter were at the low end of the Company's sales guidance, primarily due to lower volume than anticipated at doors open less than one year, including the Congress stores.

The Company currently expects to report full financial results for the first quarter on May 24, 2007.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States. The Company also operates luxury stand-alone jewelry stores primarily located in the southeastern United States and achieved sales of $761.8 million in fiscal 2006. The number of locations at the end of the first quarter of fiscal 2007 totaled 749, including 33 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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